Exhibit 99.1

COMPANY PRESS RELEASE

GEORGE RISK INDUSTRIES, INC.

FIRST QUARTER FYE 2021 RESULTS AND ANNUAL DIVIDEND ANNOUCEMENT

KIMBALL, NE — SEPTEMBER 18, 2020 — GEORGE RISK INDUSTRIES, INC., (OTCBB:RSKIA), a diversified and leading American manufacturer of a wide variety of products in the security and proximity sensor industries, recorded net sales of $4,047,000 for the quarter ending July 31 2020. This is an increase of 13.94% when comparing net sales to the same period last year. Additionally, net income for the quarter ended July 31, 2020 was $2,492,000, a 155.33% increase from the corresponding quarter last year, which showed net income of $976,000. Earnings per share for the quarter ended July 31, 2020 was $0.50 per common share and $0.20 per common share for the quarter ended July 31, 2019.

With the company having such a prosperous first quarter, it is hopeful that the Company will be on the path to having another record breaking sales year of over $15 million. A large portion of the growth came when one of our long-time competitors (Interlogix) shut down their US & Canadian operations at the end of calendar 2019. Many of the products we are seeing increases in are for commercial applications which require non-standard materials and extra manufacturing time. With increased product demand and the attention that these products need, we have been carrying a backlog of open orders. To help combat this, we are continually hiring and offering overtime hours while diligently working to appease our customers on the long delays. Additional real estate has also been acquired to provide more production space.

As GRI is the life and safety arena, we were deemed essential when the COVID-19 pandemic began. CDC guidelines were implemented at our facilities and business continued as usual. Due to our volume purchasing practices, we were fortunate to have most of the raw materials we needed to continue manufacturing.

Several new crossover products from the Interlogix line have been developed. These include high security switches and panic switches. Several new products were also introduced earlier in the year from the Labor Saving Devices (LSDI) line. Since most of these tools are used in buildings that are already occupied, LSDI products took a bit of a hit the first half of the year but have really been picking up since things started reopening.

The company is deeply grateful for all the dedicated employees for their hard work and the quality products they produce which has given George Risk Industries worldwide recognition in the security field for over 50 years.

At George Risk Industries, Inc. latest Board of Directors meeting, which was held on August 31, 2020, a dividend of $0.42 per common share was declared. This is a $0.02 increase from the dividend that was paid last year. This dividend will be paid to stockholders of record as of September 30, 2020 and will be paid out by October 31, 2020.

George Risk Industries, Inc. is engaged in the design, manufacture and sales to distributors and OEM manufacturers of custom computer keyboards, push button switches, burglar alarm components, pool alarms, thermostats, E-Z Duct wire cover, hydro sensors and wire and cable tools. The company has representation in the United States, Canada, Asia and EMEA (Europe, the Middle East and Africa.).

CONTACT:

Stephanie M. Risk-McElroy, President/CEO/CFO

308-235-4645

800-523-1223